                                                                     EXHIBIT 5.1





May 25, 2001



Philadelphia Suburban Corporation
762 Lancaster Avenue
Bryn Mawr, Pennsylvania  19010

Ladies and Gentlemen:

We have acted as counsel to Philadelphia Suburban Corporation., a Pennsylvania corporation (the "Company"), in connection with the registration of up to 599,169 shares (the "Shares") of its Common Stock, $.50 par value per share (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the Company's Amended and Restated 2001 Employee Stock Purchase Plan, as amended (the "2001 Plan").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the 2001 Plan, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP